                                                                  EXHIBIT 10(i)


                             EMPLOYMENT AGREEMENT
                             --------------------

          AGREEMENT (the "Agreement"), dated as of January 1, 2001, by and between Newmont Mining Corporation, a Delaware corporation (the "Company") and Ronald C. Cambre (the "Executive").

          1.   Chairman Service
               ----------------

          (a) Executive has resigned effective as of December 31, 2000 (the "Effective Date") from his position as Chief Executive Officer of the Company, and will continue to be employed by the Company as Chairman of the Board after the Effective Date. During the period from January 1, 2001 to December 31, 2001 (the "Term"), if Executive continues to serve as Chairman of the Board of the Company (the "Board"), he will receive the annual base salary set forth on Exhibit A (the "Base Salary"), plus Board meeting and committee meeting attendance fees, and will continue to receive the perquisites and fringe benefits he received immediately prior to the Effective Date, including those set forth on Exhibit A. The Company will also provide Executive with the office and secretarial support set forth on Exhibit A. Executive acknowledges that he will not be entitled to any bonuses or other incentive compensation from the Company during the Term.

          (b) (i) During the Term, Executive may resign his position as Chairman of the Board or as a member of the Board upon 30 days written notice to the Company, and the Board may terminate Executive's service as Chairman of the Board at any time without prior notice. During the Term, if the Board terminates Executive's service as Chairman of the Board without Cause or if Executive terminates his service as Chairman of the Board due to a material breach of this Agreement by the Company (which the Company fails to remedy within 10 days of receiving notice from Executive of such material breach), the Company shall pay to Executive as soon as practicable after the date of such termination an amount equal to 25% of the Base Salary. Notwithstanding the foregoing, if such termination occurs during the two year period following a Change of Control, the payments provided by Section 1(b)(ii) shall be made to Executive in lieu of any payments under this Section 1(b)(i). If Executive ceases to be Chairman of the Board for any reason, but remains a member of the Board, he shall immediately cease to be an employee of the Company and shall receive the regular non-employee director compensation provided to non-employee directors of the Company.

               (ii) If, during the Term, at any time during the two-year period beginning on the date of a Change of Control, the Board or the Company terminates Executive's position as Chairman of the Board without Cause (as defined in, and pursuant to the procedural protections set forth in, Section 5 of the Agreement between Executive and the Company dated October 15, 1993, as amended June 24, 1997 and November 28, 2000 (the "Employment Agreement")), or Executive terminates his position as Chairman of the Board due to a material breach of this Agreement (which the Company fails to remedy within 10 days of receiving notice from Executive of such material breach), the Company shall pay to Executive within 10 days of such termination a lump sum payment equal to the Aggregate Monthly Compensation (as defined in Exhibit A), in lieu of any other severance obligations. The term "Change of Control" shall have the same definition as provided in Section 2 of Executive's Employment Agreement with the Company, dated February 1, 1999 (the "Change of Control Employment Agreement").

          (c) During the Term, Executive shall devote approximately 25% of his working time to the National Mining Association, the Global Mining Initiative, the World Gold Council, the Mineral Information Institute, director recruiting, Board and committee meeting preparation, and any other duties as reasonably requested by the Board or the Chief Executive Officer of the Company.

          2.   Other Benefits and Obligations
               ------------------------------

          (a) Executive will remain entitled to receipt of a lump-sum payment pursuant to Paragraph 4(vii) of the Employment Agreement and the provisions of such paragraph shall remain in effect; provided, however, that the words "within one year of Executive's termination of employment" in such paragraph shall be replaced with "on or before February 28, 2001"; and, provided, further, that Executive's retirement date for purposes of such paragraph shall be deemed to be December 31, 2000.

          (b) The provisions of Section 9 of the Change of Control Employment Agreement will continue to apply to any payments by the Company to Executive, whether pursuant to this Agreement or otherwise; provided, however, that the reference to Section 6(a)(i)(B) of the Change of Control Employment Agreement in
Section 9(a) of the Change of Control Employment Agreement shall be deemed to refer to Section 1(b) of this Agreement.

          3.   Restrictive Covenants
               ---------------------

          The provisions of Sections 3(b) and 3(d) of the Employment Agreement shall remain in force. Until the later of (i) the date of termination of Executive's membership on the Board and (ii) December 31, 2001, Executive shall be subject to the "non-compete" provisions of Section 3(c) of the Employment Agreement, without regard to the time periods set forth in said Section 3(c) of the Employment Agreement.

          4.   Miscellaneous
               -------------

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws. The Company agrees to pay the cost as incurred of any arbitration or legal proceedings initiated by either party under this Agreement, including Executive's legal fees; provided, however, that Executive shall have the obligation to reimburse the Company for expenses advanced to him by the Company if it is finally determined by an arbitrator (or otherwise in a legal proceeding) that Executive's position was frivolous and without merit.

          (b) This Agreement shall be binding on Executive, the Company, and their respective heirs, successors and assigns, including without limitation any corporation or other entity into which the Company may be merged, reorganized or liquidated, or by which may be acquired. Because the obligations to be performed by Executive hereunder are unique based upon his skills and qualifications, Executive's obligations under this Agreement may not be assigned.

          (c) The parties agree that, except as expressly provided in Sections 1(b)(ii), 2(a), 2(b), and 3 of this Agreement, the Employment Agreement and the Change of Control Employment Agreement are both superseded in their entirety by this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement, as of the date and year first written above.


                                   NEWMONT MINING CORPORATION


                                   /s/ Timothy J. Schmitt
                                   ------------------------------------
                                   By:  Timothy J. Schmitt
                                        Vice President and Secretary


                                   /s/ Ronald C. Cambre
                                   ------------------------------------
                                   Ronald C. Cambre

                                   Exhibit A
                                   ---------

Base Salary                            $400,000
- -----------

Aggregate Monthly Compensation         The sum of the Monthly Compensation Figures (as defined
- ------------------------------         in the next sentence) for the 36 months preceding the
                                       month of Executive's termination as Chairman of the
                                       Board.  The "Monthly Compensation Figure" for any
                                       month shall equal the sum of (i) base salary payments
                                       paid to Executive during such month (including any
                                       payments of Base Salary pursuant to this Agreement) and
                                       (ii) bonuses paid to Executive during such month, if
                                       any.

Fringe Benefits and Perquisites        During the Term, the Company will continue to provide
- -------------------------------        to Executive all perquisites and fringe benefits that
                                       it provided to Executive immediately prior to the
                                       Effective Date on the same terms and to the same degree
                                       that it provided such perquisites and fringe benefits
                                       immediately prior to the Effective Date, including,
                                       without limitation, (i) Company-paid club memberships
                                       in place on the Effective Date; (ii) use of the
                                       Company's apartment in New York; (iii) financial
                                       planning services; (iv) an annual medical examination;
                                       (v) reimbursements for all out-of-pocket expenses for
                                       Company-related activities in accordance with Company
                                       policies; and (vi) participation in the Director's
                                       Charitable Gift Program and the Company Matching
                                       Charitable Gift Program

Office and Secretarial Support         During the Term and for the life of Executive following
- ------------------------------         the Term, the Company will provide Executive with
                                       reasonable office and secretarial support on an "as
                                       required" basis, through the Company's corporate
                                       headquarters office (currently in Denver, Colorado) or
                                       such other location as shall be mutually agreed upon by
                                       Executive and the Company from time to time.

                                      A-1